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                                                                   Exhibit 10.26

                              TRANSITION AGREEMENT

                                       AND

                          GENERAL RELEASE OF ALL CLAIMS


     1. This Agreement is made between Kevin Mosher ("Employee") and Portal Software, Inc., on behalf of itself and its subsidiaries, owners, agents, employees and any persons related to or acting on behalf of the company (hereinafter generally referred to as "Portal").

     2. It is recognized herein that Employee's employment with Portal will terminate effective December 14, 2002 (the "Termination Date"), and that Portal and Employee desire to effectuate an efficient transition of Employee's knowledge and responsibilities and to provide certain separation benefits to Employee to aid in Employee's transition to other employment

     3. Between the date hereof and January 31, 2002, Employee shall do the following upon Portal's request to facilitate an effective transition of accounts and responsibilities:

                    (i) Participate with Sales management in calls with key customers to effectuate relationship transfer;

                    (ii) Provide Employee's advice and knowledge regarding
                         Portal's currently existing sales prospects, Sales personnel performace, and pending projects.

     4. In recognition of Employee's past services rendered to Portal, Portal will issue on or before December 10, 2001 and deliver to Employee a number of shares of Portal Common Stock having a fair market value of $100,000. Such shares of stock will be issued as fully vested and fully paid shares under Portal's 1999 Stock Incentive Plan. Fair market value shall mean the average closing price of Portal Common Stock over December 5, December 6 and December 7, 2001.

     5. As severance, Portal will pay to Employee (i) $63,000 on the date the above-mentioned shares are issued and (ii) $35,000 on May 1, 2002. Stock option vesting will cease as of the close of business on November 7, 2001. If Employee fails to return Portal property in accordance with the terms of this Agreement and the Nondisclosure Agreement, Portal shall have the right to offset against payments or benefits owing to Employee hereunder the replacement value of any and all such unreturned property.

     6. All required and authorized payroll deductions will be withheld from the amounts to be paid to Employee under this Agreement (including amounts required to be withheld from the stock issuance); in particular the amounts required to withheld from the stock portion of the payment above shall be withheld from the cash amount paid at that time. Employee's ability to exercise Employee's vested options following the Termination Date shall be governed by the provisions of Employee's stock option agreements and the provisions of the stock option plans

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pursuant to which such options were originally granted. As of the Termination
Date, Employee will be entitled to receive a refund of any accrued but unused Employee Stock Purchase Plan (ESPP) contributions.

     7. Employee agrees that Employee shall be paid for all accrued but unused vacation upon the Termination Date. Employee may elect optional health insurance continuation under COBRA following the Termination Date. Portal shall pay the first 11 months of premiums for such COBRA coverage.

     8. All reasonable and proper unreimbursed travel and business expenses to which Employee is entitled to reimbursement as of the Termination Date will be promptly paid to Employee after submission of expense reports in accordance with standard Portal policy.

     9. Employee and Portal desire to settle fully and finally any existing or potential differences between them including, without limitation, all tort, contractual, discrimination, statutory and common law claims related in any way to Employee's employment and/or the termination of employment with Portal.

     10. In exchange for the above promises and agreements, including Portal's retention of Employee as an employee until the Termination Date, Employee personally and for Employee's heirs, legal representatives, estates and successors in interest does hereby completely release and forever discharge Portal, its officers, directors, agents, employees, attorneys, successors and assigns (collectively, "Released Parties") from any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of any and every kind, nature and character whatsoever, whether known or unknown, whether based on a tort, contract, statute, or any other theory of recovery, and whether for compensatory or punitive damages which Employee may now have, has ever had, or may in the future have, arising or in any way connected with Employee's employment with Portal, or the manner in which that employment terminated, including without limitation all wrongful discharge actions; all actions arising under the Americans with Disabilities Act, the Age Discrimination in Employment Act (if applicable), Title VII of the Civil Rights Act of 1991, California Fair Employment and Housing Act, or any other federal or state statute which may be held applicable; all actions for breach of contract or the covenant of good faith and fair dealing; all tort claims; and any and all claims for compensation, wages, bonuses, severance pay, commissions, vacation pay, or reimbursement for expenses, attorneys' fees and costs, except for claims for
                                                       ------
workers' compensation insurance benefits under the terms of any workers' compensation insurance policy or fund, unemployment or any unemployment or state disability insurance benefits pursuant to the terms of applicable state law, and continued participation in certain of the Company's group benefit plans pursuant to the federal law known as COBRA.

     11. Employee understands and hereby agrees that by signing this Agreement and by accepting the payment described above, Employee gives up any and all rights Employee may have to file any claim or action which Employee may now have, has ever had, or may in the future have, with respect to any matter pertaining to or arising from Employee's employment or termination of employment with Portal. In addition, Employee hereby waives any and all rights or benefits which Employee may have under the terms of section 1542 of the California Civil Code, which section is set forth as follows:


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     Section 1542:  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

     12. Employee represents that Employee does not have pending against Portal or any employee, agent, official, or director of Portal any claim, charge, or action in or within any federal, state, or local court or administrative agency. Employee agrees, to the extent necessary to effectuate the provisions of this Agreement, within ten (10) days after the execution of this Agreement, to cause to be dismissed, withdrawn or discontinued all complaints or proceedings instituted by Employee against Portal with any state or federal administrative agency or judicial body, with copies of relevant documents delivered to Portal within the same time period. Employee also agrees not to initiate, assist, support, join, participate in, encourage, or actively cooperate in the pursuit of any employment-related legal claims against Portal or its employees or agents, whether the claims are brought on Employee's own behalf or on behalf of any other person or entity. Nothing in this Section 12 will preclude Employee from testifying truthfully in any legal proceeding pursuant to subpoena or other legal process.

     13. It is understood and agreed that this is a compromise settlement of a disputed claim or potential disputed claims, and that the furnishing of the consideration for this Severance Agreement and General Release of All Claims shall not be deemed or construed as an admission of any wrongdoing, deficiency, liability or responsibility at any time for any purpose.

     14. Employee agrees to hereby waive any alleged right to employment or re-employment with Portal.

     15. Employee understands and acknowledges Employee's continuing obligations to Portal under the Proprietary Information and Inventions Agreement (or any similar predecessor agreement) previously executed by Employee ("Nondisclosure Agreement"). Further, Employee agrees that Employee will not directly or indirectly, either for Employee or for any other person or business entity: (a) during the period from the date hereof until the date twelve (12) months from the Termination Date, solicit or encourage any employee of Portal (whether through recruiting, interviewing participating in the extension of an employment offer or any other means) to either: (i) terminate his or her employment with Portal, or (ii) accept employment with any subsequent employer with whom Employee is affiliated or associated in any way or (b) during the period from the date hereof until the date six (6) months from the Termination Date, divert or take away (or attempt to divert or take away) any of Portal's customers or clients whom Employee may have called upon, solicited or performed services for, within the last twelve (12) months of Employee's employment or engagement with Portal; (provided, however, that the provisions of this Section shall not be construed to prevent Employee from being gainfully employed). In the event of any breach by Employee of this Section 15, Section 3 or Section 17, Portal shall immediately cease making any payments or providing any benefits to Employee under this Agreement and the waivers and release that Employee agreed to in this Agreement shall remain in full force and effect at all times in the future.

     16. Employee and Portal both agree that now and forever they will keep the terms and monetary severance amount of the Agreement completely confidential, and that they will not


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

disclose such to any other person or indirectly. As an exception to the foregoing, and the only exception, the parties may disclose the terms and monetary amount of this Agreement to their attorneys, tax advisors, accountants and immediate family members (defined as and limited to parents, spouse, siblings and children) who shall be advised of its confidentiality. Notwithstanding the foregoing, the parties may make such disclosures of the terms and monetary amount of the Agreement as are required by law or as necessary for legitimate enforcement or compliance purposes.

     17. Employee further agrees that Employee shall not disparage Portal, Inc., its products, owners, agents, employees, attorneys, and any persons related to or acting on behalf of Portal. Employee shall be responsible and liable for any damages caused by any such disparagement. If any prospective employer of Employee makes a request to Portal for a reference concerning Employee, Portal will respond to the request by providing only the dates of Employee's employment and the position(s) held.

     18. The parties agree that any dispute of any kind whatsoever arising from the subject matter of this Agreement, including claims regarding this Agreement, shall be resolved under the following procedures:

          a. The party claiming to be aggrieved shall furnish to the other party, within thirty (30) days of the disputed action, a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed. Employee is required to furnish the written statement of grievance to Portal's General Counsel, 10200 South De Anza Boulevard, Cupertino, CA 95014.

          b. If the grievance is denied, the parties agree that the dispute shall be resolved by final and binding arbitration. A single arbitrator shall be mutually selected by the parties. If no agreement on the selection is reached within fifteen (15) days, then a neutral arbitrator shall be selected under the Expedited Labor Arbitration Rules of the American Arbitration Association, except that the arbitrator shall be selected by alternately striking names from the panel of five (5) neutral labor or employment arbitrators designated by the American Arbitration Association. The arbitrator shall have the authority to grant the requested relief if authorized by law; provided, however, that nothing herein shall limit the right of Portal to obtain injunctive relief to prevent a violation of the Nondisclosure Agreement.

          c. Arbitration shall be the exclusive and final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above.

     19. Each party agrees and assumes the risk that any fact with respect to any matter covered in this Agreement may hereafter be found to be other than or different from the facts it believes at the time of this Agreement to be true, and agrees that this Agreement shall be and will remain effective notwithstanding any such difference in fact. Should any provision of this


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Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts or provisions shall not be effected thereby and said illegal or invalid part, term or provision(s) shall be deemed not to be a part of this Agreement.

     20. This Agreement and General Release of All Claims incorporates the entire understanding among the parties, and recites the sole consideration for the promises exchanged herein and supersedes and cancels any prior or contemporaneous written or oral agreements. In reaching this Agreement, no party has relied upon any representation or promise except those expressly set forth herein. This Agreement shall in all cases be interpreted in accordance with its fair meaning, and not strictly for or against either party hereto. This Agreement will be governed by and construed in accordance with California law.

     21. Employee understands and agrees that Employee:

          a. Has carefully read and fully understands all of the provisions of this Agreement;

          b. Is, through this Agreement, releasing Portal from any and all claims Employee may have against the company;

          c. Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

          d. Knowingly and voluntarily intends to be legally bound by the same.

     22. Acknowledgment of Waiver of Claims Under ADEA. Employee acknowledges
         ---------------------------------------------
that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended. Employee further acknowledges that:

          a. Employee may have, and has had at least twenty-one (21) days after receipt of this Agreement within which Employee may review and consider, discuss with an attorney of Employee's own choosing, and decide to execute or not execute this Agreement;

          b. Employee has seven (7) days after the execution of this Agreement within which Employee may revoke this Agreement;

          c. In order to revoke this Agreement, Employee must deliver to Portal's general counsel on or before seven (7) days after the execution of this Agreement, a letter stating that Employee is revoking this Agreement; and


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          d.   That this Agreement shall not become effective or enforceable until after the expiration of seven (7) days following the date Employee executes this Agreement (the "Effective Date").

Dated:
       ---------------------------       -----------------------------------
                                                       Kevin Mosher

                                         Address: 26653 Snell Lane Los Altos, CA
                                         94022



                                         Portal Software, Inc.

Dated:                                   By:
       ---------------------------           --------------------------------
         (the "Effective Date")          Name:
                                               ------------------------------
                                         Title:
                                                -----------------------------


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